Exhibit 99.1

NEWS

Georgia Gulf Announces Acquisition of Exterior Portfolio

ATLANTA — February 9, 2011 — Georgia Gulf Corporation (NYSE: GGC) today announced that it has acquired Exterior Portfolio by Crane from the Crane Group.  Exterior Portfolio, headquartered in Columbus, Ohio, is a leading U.S. manufacturer and marketer of siding products with 2010 revenues of approximately $100 million and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of approximately $10.5 million.  Exterior Portfolio markets siding and related accessories under the CraneBoard®, Portsmouth Shake®, Solid CoRe Siding® and Architectural Essentials™ brand names.

“Exterior Portfolio is a recognized leader in the premium insulated siding category with a strong national network of distribution partners in the United States.  This acquisition is a strong fit with our Royal Building Products business, and the combination will create the third-largest vinyl siding manufacturer in North America,” said Paul Carrico, president and chief executive officer of Georgia Gulf.  “We expect this acquisition to be accretive in 2011, excluding one-time costs, and to fund the acquisition out of cash on hand.”

Georgia Gulf acquired Exterior Portfolio free of debt for a total net consideration of approximately $72 million.

“This acquisition supports our growth strategy by providing us with a larger presence in the United States and additional product offerings in the premium siding category, as well as a new customer for the Company’s chemicals businesses,” said Mark Orcutt, executive vice president of Building Products, Georgia Gulf.  “We are pleased to welcome Exterior Portfolio’s employees to the Georgia Gulf and Royal Building Products family.”

As of Dec. 31, 2010, Georgia Gulf had approximately $122 million of cash on hand and approximately $265 million available under its asset backed loan agreement (ABL).  As disclosed Jan. 14, 2011, Georgia Gulf amended its ABL to remove a $15 million availability block, increasing availability to approximately $280 million.

About Georgia Gulf

Georgia Gulf Corporation is a leading integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, our financial statements and results, and expectations of future results.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, our ability to operate the acquired business of Exterior Portfolio profitably; our ability to identify and realize cost-savings within expected timeframes;  the risk that we cannot integrate the acquired business successfully or that such integration may be more difficult, time-consuming or costly than expected; the possible loss of customers or employees; possible business disruption following the acquisition; future global economic conditions; economic conditions in the industries to which our products and the products of the acquired business are sold; the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting; uncertainties regarding certain capital position impacts such as asset sales or acquisitions; our ability to achieve operating efficiencies; competitive conditions; industry production capacity; raw materials and energy costs; and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K/A for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q and 10-Q/A.

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

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